Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Fiona Abolade

VCampus Corporation

(703) 654-7221

fabolade@vcampus.com

VCAMPUS ANNOUNCES FOURTH QUARTER AND 2005 FINANCIAL RESULTS

COMPANY ALSO ANNOUNCES $2.3 MILLION PRIVATE
PLACEMENT TO SUPPORT PLANS FOR RAPID GROWTH OF
CERTIFICATION-RELATED REVENUES

RESTON, VA, March 23, 2006 - VCampus Corporation (NASDAQ: VCMP) today announced its financial results for the fourth quarter and the fiscal year ended December 31, 2005.  The company also today announced that it has completed a $2.3 million private equity placement through the issuance of shares of preferred stock to two current shareholders.  The shares of preferred stock issued in the financing become convertible into common stock after three years at conversion prices at or above $1.64 per share, which is more than 150% above the recent market price of the company’s common stock.  This financing is intended to support the company’s plans to grow certification-related course revenues significantly in 2006.

Fourth quarter highlights include:

•                  Grew Select Partner total revenues threefold from $66,756 in the fourth quarter of 2004 to $213,313 in the fourth quarter of 2005.

•                  Increased revenues from Select Partners to 19.4% of total revenues in the fourth quarter of 2005 as compared to 6.8% in the fourth quarter of 2004.

•                  Launched a plan to establish an internal team to start selling Select Partner courses in 2006 and beyond through reseller channels globally and decrease dependency on marketing by our Select Partners alone for future growth.

•                  Launched the CFA’s CGIPS course (Part I) which helped set a company record for monthly Select Partner tuition revenues in November 2005; the company also benefited from release of other Select Partner courses for RAPS and AFCEI in Q4.

The company reported revenue of $1,098,180 for the fourth quarter of 2005, compared to $987,228 in the same period a year earlier.  This amount includes online tuition revenue of $959,808, compared to $852,389 for the 2004 fourth quarter.  The company reported an operating loss for the fourth quarter of 2005 of $1,152,843, versus $1,211,266 in the year earlier period.

During the fourth quarter, the company recorded non-cash charges of approximately $124,000, which consisted of amortization of debt discount and deferred debt offering costs related to the issuance of $3,649,625 of convertible promissory notes in March 2004 (which principal amount has been reduced to $1,385,390 as of December 31, 2005).  Including this non-cash charge, VCampus reported a net loss available to common stockholders of $1,309,435, or $0.14 per share for the fourth quarter of 2005, compared to a net loss available to common stockholders of $1,723,863, or $0.22 per share, for the 2004 fourth quarter.

For the year ended December 31, 2005, the company reported revenue of $4,564,463 compared to $4,863,859 in 2004.  This 2005 amount includes online tuition revenue of $4,045,979, compared to $4,497,513 in 2004. The company reported an operating loss for 2005 of $4,710,932, compared to $4,181,337 in 2004. Including approximately $1.1 million of non-cash charges in connection with the March 2004 financing, VCampus reported a net loss available to common stockholders of $5,880,639 for 2005, compared to a net loss available to common stockholders of $6,579,416 for 2004.

The company ended the year with approximately $2.5 million in cash and cash equivalents.

In the private placement, which closed today, the Company issued 2,300 shares of Series B-1 convertible Preferred Stock at a purchase price of $1,000 per share to existing investors.  Under the terms of this financing, VCampus also issued warrants to purchase 1.0 million shares of common stock at an exercise price per share equal to the then applicable conversion price of the Series B-1 Preferred Stock.  The warrants are first exercisable commencing four years from their issuance date.  The shares of Series B-1 Preferred Stock are convertible, at the option of their holders after three years, into common stock based on a formula that yields a discount of between 10% and 37.5% to the last closing bid price of the common stock prior to the date of conversion, subject to a conversion price floor of $1.64 per share.  The shares of Series B-1 Preferred Stock are entitled to receive dividends paid quarterly equal to the greater of:  (a) an annual rate of 16%, or (b) 6% of the net sales proceeds derived from two courses to be mutually agreed upon by the parties.  The shares of Series B-1 Preferred Stock are non-voting.

“We made major progress in transitioning the company away from a largely commodity-based hosting business in 2004 to a more sustainable high-value courseware publishing and delivery business in 2005.  The new courseware now accounts for approximately one-fifth of our revenues.  We now have over four quarters of experience with the new Select Partner business model that provides us with critical market intelligence with respect to buyer preferences and buying cycles. Progressively, we are signing the right kind of deals with the right partners that have global brand name recognition like the CFA Institute and (ISC)2,” said Nat Kannan, Chairman and CEO of VCampus.

“We expect to build on this foundation in 2006 with an aggressive plan not only to grow organically but also through other means.  Our goals for 2006 are to generate as much as 60 percent of revenues from high-value, high-margin certification courses, while growing top-line revenues by 100 percent.  Our new financing will support our pursuit of these goals.  We see attractive growth opportunities in the market, which we plan to address in more detail in our conference call.  The key to our growth plans in 2006 is adding more certification related courseware products to our current offerings and signing up reseller channel partners globally,” added Mr. Kannan.

“We generated a 300% expansion in courses sold through the Select Partner program from 1,000 in 2004 to 4,000 in 2005 and our plans are to sustain our growth through strategic and selective deployment of our resources, acquiring new courseware products and building out our reseller channel globally in 2006,” Christopher Nelson, the Chief Financial Officer said. “In addition we plan to continue to execute on our growth plans efficiently through a shared risk approach, where Select Partners contribute at least 50%, and in some cases 100%, of course development costs.”

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the fourth quarter and 2005 financial results, business outlook and further developments.  The call is scheduled for 4:30 pm Eastern Time on Wednesday, April 5, 2006.  Interested parties may participate by dialing (800) 638-5439.  International callers may dial (617) 614-3945. Please enter the passcode 67239586.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com.  The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 pm ET on April 5, 2006 until 6:30 pm. ET on April 12, 2006.  To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888.  The conference ID for the replay is 87335161.

About VCampus®

VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered more than 3.0 million courses to more than 1.0 million desktops/users in professional credentialing and certification organizations, associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 3,800 web-based courses. VCampus

Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” and “Select Partner” are registered trademarks of VCampus Corporation. “PMP” is a certification mark of the Project Management Institute which is registered in the United States and other nations.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “plan”, “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) uncertainties regarding ability to achieve growth organically or otherwise and to integrate any acquisitions; (5) growing competition; and (6) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of “Risk and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2005, and other SEC filings.

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VCampus Corporation

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
	(Unaudited)	(Unaudited)
Revenues:
Online tuition revenues	$852,389	$959,808	$4,497,513	$4,045,979
Development and other revenues	134,839	138,372	318,456	518,484
Other service revenues	—	—	47,890	—
Net revenues	987,228	1,098,180	4,863,859	4,564,463
Costs and expenses:
Cost of revenues	325,186	385,655	1,356,699	1,730,892
Sales and marketing	471,234	419,097	1,895,340	1,723,313
Product development and operations	647,270	634,631	2,725,155	2,649,215
General and administrative	384,344	336,996	1,686,940	1,488,240
Depreciation and amortization	323,961	457,145	1,227,089	1,574,242
Stock-based compensation	46,499	17,499	153,973	109,493
Total costs and expenses	2,198,494	2,251,023	9,045,196	9,275,395
Loss from operations	(1,211,266)	(1,152,843)	(4,181,337)	(4,710,932)
Other income	9,311	—	183,210	—
Interest expense and amortization of debt discount and debt offering costs, net	(521,908)	(142,280)	(2,581,289)	(1,155,395)
Net loss	$(1,723,863)	$(1,295,123)	$(6,579,416)	$(5,866,327)
Dividends to preferred stockholders	—	(14,312)	—	(14,312)
Net loss attributable to common stockholders	$(1,723,863)	$(1,309,435)	$(6,579,416)	$(5,880,639)
Net loss per share to common stockholders, basic and diluted	$(0.22)	$(0.14)	$(0.97)	$(0.63)
Weighted average number of shares outstanding, basic and diluted	7,748,578	9,588,057	6,792,321	9,266,800

VCampus Corporation

Consolidated Balance Sheets

	December 31,	December 31,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$2,632,504	$2,488,159
Accounts receivable, net	283,101	209,338
Loans receivable from related parties	49,783	15,453
Prepaid expenses and other current assets	665,663	325,818
Total current assets	3,631,051	3,038,768
Property and equipment, net	523,662	313,880
Capitalized software costs and courseware development costs, net	1,826,745	1,308,577
Other assets	418,684	231,859
Other intangible assets, net	390,502	257,006
Goodwill	328,317	328,317
Total assets	$7,118,961	$5,478,407

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$575,183	$1,182,585
Accrued expenses	318,478	479,316
Notes payable — current portion	66,207	191,796
Deferred revenues	851,118	469,280
Accrued dividends payable	—	14,312
Total current liabilities	1,810,986	2,337,289

Long-term liabilities
Notes payable — less discount and current portion	463,446	479,489
Total liabilities	2,274,432	2,816,778

Commitments and contingencies:	—	—

Stockholders’ equity:
Series A-1 convertible Preferred Stock	—	23
Common Stock	84,611	95,921
Additional paid-in capital	101,732,238	105,418,644
Accumulated deficit	(96,972,320)	(102,852,959)
Total stockholders’ equity	4,844,529	2,661,629
Total liabilities and stockholders’ equity	$7,118,961	$5,478,407